UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2007

EASTERN ENVIRONMENT SOLUTIONS, CORP.
(Exact name of Registrant as specified in charter)

Nevada	000-31193	16-1583162
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification Number)

Harbin Dongdazhi Street 165, People’s Republic of China 150001
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (011)-86-451 53948666

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act(17CFR230.425)
☐ Soliciting material pursuant to Rule14a-12 under the Exchange Act (17CFR240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

EXPLANATORY NOTE

On June 15, 2007, the Registrant filed a Current Report on Form 8-K to report, among other things, the suspension of operations with effect from June 13, 2007. The Registrant had reported that its sales revenue during the Suspension Period would be unaffected. The Registrant wishes to clarify that its sales revenue would be affected, but only marginally by this suspension. Accordingly Item 8.01 of the Current Report on Form 8-K filed on June 15, 2007 is hereby amended in its entirety by this Current Report on Form 8-K/A.

Item 8.01. Other Events

In accordance with the PRC National Environment Protection Bureau’s request in relation to landfills and adjustments to their peripheral inhabitants’ well-being, the Harbin municipal government city administrative bureau is carrying out certain adjustments to the original landfill plans of our subsidiary, Harbin Yifeng Eco-environment Co. Ltd. (“Harbin Yifeng”)

 Such adjustments will result in the relocation of some peripheral inhabitants of the landfill and its waste water disposal plant. The costs of such adjustments will be borne by the Harbin municipal government city administrative bureau.

These measures will disrupt Harbin Yifeng’s normal operations.  After careful consideration, our Board of Directors has decided to temporarily suspend Harbin Yifeng’s operations with effect from June 13, 2007, for an estimated period of 9 months (the “Suspension Period”) while these measures are being carried out.

Harbin Yifeng’s sales revenue for the Suspension Period will however be affected to a limited degree. In accordance with the “Special Permission Operation Rights Contract” which Harbin Yifeng had signed with the Harbin municipal government city administrative bureau on September 1, 2003,   the bureau will compensate and pay Harbin Yifeng a sum equivalent to the fee for disposing 800 tons of waste per day during the Suspension Period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EASTERN ENVIRONMENT SOLUTIONS, CORP.
(Registrant)

Date: June 19, 2007	By:	/s/ Yun Wang
Yun Wang
President and CEO